                                                                     EXHIBIT 4.4

                                WP HOLDING, INC.
                               FOUNDERS' AGREEMENT


        This FOUNDERS' AGREEMENT (the "Agreement") is made as of this 26th day of March, 1999, and is effective on the Effective Date of the Merger (as such terms are defined below) by and among the stockholders set forth on Schedule A annexed hereto (sometimes referred to herein as "Stockholder" or, collectively, as "Stockholders"), and WP HOLDING, INC., a Delaware corporation (hereinafter referred as to as the "Company").

                                    RECITALS

        WHEREAS, Superhighway Consulting, Inc., an Illinois corporation ("SCI") and the Company have executed simultaneously herewith that certain Plan of Merger (the "Plan"), whereby SCI will merge with and into the Company, with the Company as the surviving entity (the "Merger"); and

        WHEREAS, as a condition to the obligation of the AV Stockholders (defined below), the SCI Stockholders (defined below), SCI and the Company to consummate the transactions contemplated by the Plan, this Agreement shall have been executed and effective simultaneous with the effective date of such Merger as set forth in the Certificate of Merger to be filed with the Secretary of State of the State of Delaware (the "Effective Date"); and

        WHEREAS, the Stockholders set forth on Schedule A as the AV Group (the "AV Stockholders") and the Stockholders set forth on Schedule A as the SCI Group, each of whom prior to the Merger was a shareholder and full-time employee of SCI, and as of the Closing of the Merger shall be a stockholder and full-time employee of the Company (the "SCI Stockholders"), upon the Closing of the Merger shall be the holders of record of substantially all of the issued and outstanding shares of the common stock, par value $.0001 per share (the "Common Stock") of the Company, in the respective amounts and percentages set forth opposite their names on Schedule A (the "Percentage Interests"); and

        WHEREAS, the Stockholders hereto believe that it is in the best interests of the Company and the Stockholders to make provision for the future disposition of the Common Stock of the Company owned by such Stockholders as of the date hereof (the "Shares"), and to impose certain restrictions on the transfer of such Shares for so long as this Agreement is in full force and effect.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

        1. RECITALS. The Recitals set forth above are true and accurate and are incorporated herein by this reference.



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        2. DISTRIBUTION UPON SALE OF THE COMPANY. In the event of a merger or consolidation of the Company or the sale of all or substantially all of the outstanding Shares of capital stock or assets of the Company (hereinafter, a "Sale Transaction"), as a result of which the stockholders of the Company receive (or are to receive) either cash, stock or other consideration, the parties hereto agree that:

                (a) with respect to the first Twenty Million and No/100 Dollars ($20,000,000.00) of aggregate consideration, determined as of the closing date of any Sale Transaction, received by the Stockholders, collectively, from such Sale Transaction ("Minimum Sale Proceeds"), notwithstanding the Stockholders' respective ownership of the capital stock of the Company as of the date of such Sale Transaction, such Minimum Sale Proceeds shall be allocated among the SCI Stockholders, and the AV Stockholders (as defined in Section 3) shall deliver or cause to be delivered to the SCI Stockholders such Minimum Sale Proceeds (collectively, the "SCI Allocation"), such that each of the SCI Stockholders (as defined in Section 3) shall receive in pro rata proportion to his then existing ownership of the outstanding Common Stock of the Company (and for purposes of such calculation not giving effect to the Common Stock held by any AV Stockholders) the respective percentage of the SCI Allocation that would otherwise be payable in the aggregate to the all of AV Stockholders (as defined in Section 3); and

                (b) with respect to the next One Million and No/100 Dollars ($1,000,000) of aggregate consideration from such Sale Transaction over and in addition to the SCI Allocation (the "AV Allocation", and collectively with the SCI Allocation, the "Initial Allocations"), such AV Allocation shall be allocated among the AV Stockholders, and the SCI Stockholders (as defined in Section 3) shall deliver or cause to be delivered to the AV Stockholders such AV Allocation, such that each of the AV Stockholders shall receive in pro rata proportion to his then existing ownership of the outstanding Common Stock of the Company (and for purposes of such calculation not giving effect to any of the Common Stock (and for purposes of such calculation not giving effect to any of the Common Stock held by the SCI Stockholders) the respective percentage of the AV Allocation;

                (c) with respect to any consideration received by the Company or the Stockholders, collectively, from such Sale Transaction, over and in addition to the Initial Allocations ("Additional Sale Proceeds"), each of the Stockholders shall receive, and the Additional Sale Proceeds shall be allocated, in accordance with each of such Stockholders' respective ownership of the capital stock of the Company as of the date of such Sale Transaction.

                (d) Notwithstanding anything else to the contrary herein, the provisions of this Section 2 shall not apply to any Sale Proceeds that any Stockholder receives pursuant to any shares of capital stock that such Stockholder may hereafter acquire pursuant to (i) any subsequent stock offering of the Company or (ii) his exercise or conversion of any options or warrants issued by the Company (whether now existing or hereafter issued) including, without limitation that certain Warrant of the Company dated December 28, 1999 issued to Alexander F. Hern, or otherwise ("Investment Shares"), and the Sale Proceeds received by such Stockholder in respect of such Investment Shares shall not be included in the Initial Allocations, but shall be separate and apart and not subject to such Initial Allocations; and



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        3. SCI STOCKHOLDERS' OPTION RIGHT UPON OCCURRENCE OF AN INITIAL PUBLIC
OFFERING. In the event the Company offers any of its capital stock to the public (the "Offering Shares") pursuant to a registration statement (the "Registration Statement") on any form promulgated by the Securities and Exchange Commission (the "SEC") for effectuating such registration (and "IPO"), and subject to compliance with (i) any lock-up agreement or similar restrictions on transfer of such Offering Shares required by, any underwriter(s) ("Underwriters' Restrictions"), and (ii) federal and state securities laws, the AV Stockholders shall offer to sell to the SCI Stockholders such number of shares of Common Stock of the Company (the "Option Shares"), for an aggregate purchase price of $1.00 ("SCI Stockholders' Option Right"), determined by dividing

                (a) the number which is the (i) the total percentage of outstanding shares of Common Stock of the Company owned in the aggregate by the AV Stockholders as of the date the Registration Statement is declared effective by the SEC multiplied by twenty million (20,000,000);
        (ii) reduced by the total percentage of outstanding shares of Common Stock owned in the aggregate by all of the SCI Stockholders as of the date the Registration Statement is declared effective by the SEC multiplied by one million (1,000,000); by

                (b) the closing price per share of the Option Shares determined as of the close of trading on the first day the Option Shares are publicly traded.

        Upon receipt of written notice of such offer from the AV Stockholders (which should be delivered in writing by the AV Stockholders within a reasonable time before or after the consummation of the IPO), the SCI Stockholders shall deliver written notice of acceptance to each of the AV Stockholders of such offer within ten (10) days thereafter. Delivery of the Option Shares to the SCI Stockholders by the AV Stockholders shall be subject to compliance with (i) Underwriters' Restrictions and (ii) federal and state securities laws. Further, as a condition to the closing of the sale and delivery of the Option Shares by the AV Stockholders to the SCI Stockholders, each of the SCI Stockholders receiving any such Option Shares, jointly and severally, hereby agrees to indemnify and hold each of the AV Stockholders harmless, on an after-tax basis, against and in respect of any and all federal and state income, gift and withholding taxes and any associated penalties, additions to tax, additional amounts and interest thereon assessed against any of the AV Stockholders together with any other liability, costs, expenses or losses incurred by any of such AV Stockholders (such amounts hereinafter collectively referred to as "Taxes") in connection with the sale and transfer of such Option Shares. Incident to the Taxes, the AV Stockholders agree they will file any and all documents related to the Taxes in a timely manner and report the transactions in the manner most favorable to the Stockholders as a whole, in the reasonable judgment of the SCI Stockholders; provided, however, that such manner of reporting the transaction does not increase the tax liability of any one AV Stockholder beyond that of his proportionate investment in the Company. If the AV Stockholders do not timely file said documents or treat the transaction in accordance with the above provision (except pursuant to their rights set forth in the proviso immediately above), any and all liability of the SCI Stockholders to the AV Stockholders failing to so file in a timely manner or report the transaction consistent herewith shall be reduced in an amount equal to the Taxes which arise as a result of such failure to file in a timely manner or the failure to report the transaction consistent herewith. Notwithstanding anything else to the contrary in this Section 3, any



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Investment Shares then held by a Stockholder shall be excluded, shall not be counted and shall not be subject to the SCI Stockholders' Option Right described herein.

        4. LIMITATION ON ENCUMBRANCE; RIGHT OF FIRST REFUSAL; AND TRANSFER OF SHARES.

                (a) Limitation. Unless a Stockholder a party hereto shall first obtain the written consent of all other Stockholders of the Company a party hereto (provided each such Stockholder then holds Shares of the Company) or as otherwise provided herein, no Stockholder a party hereto shall sell, assign, transfer, donate, bequeath, devise, convey or otherwise dispose of, during any three-month period, an amount of Shares (voluntarily, involuntarily or by operation of law) (hereinafter "Transfer") equal to more than one (1) percent of the outstanding shares of the Company's Common Stock, without first giving to the other Stockholders a party hereto and the Company notice of an intent to make any such Transfer (setting forth therein the name of the person to whom such Shares are to be transferred and the price and other terms of Transfer) and sixty (60) days from the date of receipt of said notice within which to purchase all Shares owned by Stockholder at the price provided in Section 4(c) hereinbelow and in accordance with the priorities described immediately below (the "Right of First Refusal");

                (i) Such Shares first shall be offered for sale to the Stockholders of the same group (each a "Group Stockholder") in amounts proportionate to their Percen tage Interests (e.g. a selling SCI Stockholder first offers to other SCI Stockholders); provided, however, that if any Group Stockholder declines so to purchase the portion of the Shares to which he is entitled, such portion shall be subject to the similarly proportionate option of the other Group Stockholders;

                (ii) If the Group Stockholders of the same group decline to purchase such all or any of such Shares, then such Shares shall be offered for sale to or for redemption by the Company;

                (iii) If the Company declines to purchase such Shares, such Shares shall next be offered for sale to all of the Stockholders of the other group in amounts proportionate to their Percentage Interests (e.g. a selling SCI Stockholder first offers the Shares to other SCI Stockholders; if all or some decline and there are remaining Shares that the SCI Stockholders do not wish to purchase, then the selling SCI Stockholder offers such Shares to the Company; if the Company declines, then the SCI Stockholder must offer the Shares to the AV Stockholders); provided, however, that if any Stockholder declines so to purchase the portion of the Shares to which he is entitled, such portion shall be subject to the similarly proportionate option of the other Stockholders.

                The Company and/or the other Stockholders may exercise their rights so as to purchase such Shares only with respect to the Shares offered for Transfer. Any Shares transferred by any Stockholder pursuant to the provisions of this Section 4(a) shall be subject to the restrictions and other provisions of this Agreement.



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                Notwithstanding the above, beginning on the date hereof and ending on the Board Rights Termination Date (as defined in Section 9 hereof), each of the AV Stockholders agrees that notwithstanding his right to Transfer the limited number of Shares during any three-month period without such Shares being subject to the Right of First Refusal of the other Stockholders and the Company, as set forth above, he will not Transfer any Shares owned by him and subject to this Agree ment without abiding by the Right of First Refusal provisions set forth in this Section 4 in the event that at the time of such proposed Transfer he no longer holds of record in the aggregate at least one-third (1/3) of the Shares of the Company that he owns as of the date hereof (giving effect to any stock dividend or distribution, or a subdivision, combination, reclassification or other purely capital restructuring change in the Shares).

                (b) Suspension of Limitation. If the Shares being offered for Transfer are not purchased or redeemed by the Company and/or the other Stockholders in accordance with the provisions of Section 4(a), then the Stockholder offering such Shares shall be permitted to Transfer such Shares to the person named in the notice of Transfer provided for in Section 4(a) hereof, at the price and in accordance with the other terms set forth in such notice of Transfer, provided that such Transfer is consummated within forty (40) days from the last day of the aforesaid 60-day period, and provided the Transfer is made in compliance with federal and state securities laws. Prior to any such Transfer, the selling Stockholder shall cause the intended purchaser to deliver an instrument acceptable to the Company, in substantially the form attached hereto as Exhibit B and made a part hereof, whereby such purchase agrees to the restrictions and other terms and conditions of this Agreement. Any attempted Transfer of Shares of the Company other than in accordance with the terms and provisions hereof shall be void and of no force or effect.

                (c) Price of Shares. Any Shares transferred between Stockholders pursuant to Section 4(a) of this Agreement shall be transferred either: (i) at the price mutually agreed between such Stockholders, or (ii) if no such agreement can be reached, upon the terms and conditions offered to the third party and at a price equal to the GREATER of: (y) the price offered by or to any third party, or (z) if requested by any Stockholder who is a party to the Transfer, the price established for such Shares pursuant to the following appraisal process:

                (A) The value of such Shares shall be determined by multiplying the Percentage Interest which is represented by such Shares by the fair market value of the Company as determined by an appraisal prepared by an MAI-qualified appraisal service chosen by the nonpurchasing Stockholder, taking into account all appropriate discounts for illiquidity and minority interest ("Appraisal 1"). In the event the purchasing Stock holder disagrees with the value of such Shares as determined by Appraisal 1, then at the option of such purchasing Stockholder, a second appraisal will be conducted, taking into account appropriate discount, as above, and provided by another MAI-qualified appraisal service chosen by the purchasing Stockholder ("Appraisal 2"); whereupon, the value of such Shares subject to the sale shall be based upon the average of Appraisal 1 and Appraisal 2.



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                (B) In the event either the nonpurchasing Stockholder or the purchasing Stockholder disagrees with the value of such Shares resulting from the average of Appraisal 1 and Appraisal 2, then at the option of either Stockholder, a third appraisal will be prepared by a firm mutually agreeable to, and chosen by each of the two MAI-qualified appraisal services chosen by the nonpurchasing Stockholder and the purchasing Stockholder ("Appraisal 3"), whereupon the value of such Shares shall be based upon the average of Appraisal 1, Appraisal 2 and Appraisal 3.

                (C) The cost of Appraisal 1 shall be paid by the Company. The cost of any additional appraisal shall be paid by the Stockholder requesting such appraisal. Any MAI-qualified appraiser chosen by any Stockholder shall have at least ten (10) years experience in the appraisal of corporations.

                (d) Transfer by Decedent. Notwithstanding anything else contained herein to the contrary, Shares of any individual Stockholder which are devised, bequeathed or otherwise transferred as a result of the death of such Stockholder shall not be subject to the limitations and restrictions contained within Section 4 of this Agreement if and only if all of the Shares of such decedent Stockholder are devised, bequeathed or otherwise Transferred to that individual who is the legal spouse of such Stockholder at the time of such Stockholder's death. Any Shares devised, bequeathed or otherwise Transferred pursuant to the exception provided in this Section 4(d) shall remain subject to all of the restrictions and provisions of this Agreement.

                (e) Restriction on Sale. Subject to each Stockholder's right to sell his Shares as provided in Section 4(a) hereof, neither the Company nor the Stockholders shall sell, encumber or pledge all or substantially al of the capital stock or assets of the Company without the prior written consent of all of the other Stockholders who are parties hereto. In the event that this Section 4(e) shall conflict with any provision of the Company's Certificate of Incorporation or By-laws, the provisions of this Subsection (e) shall govern and control.

        5. ENDORSEMENT ON SHARE CERTIFICATES. Upon the execution of this Agreement, each of the certificates evidencing the Shares of Common Stock subject hereto, including certificates evidencing Common Stock as are hereafter acquired by a Stockholder, shall be endorsed on the bottom of the face of each such certificate with the following statement:

                "RESTRICTIONS ON THE RIGHT TO OWN OR TRANSFER THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN IMPOSED PURSUANT TO A FOUNDERS' AGREEMENT DATED AS OF MARCH __, 1999 BETWEEN THE COMPANY AND CERTAIN OF ITS FOUNDING STOCKHOLDERS, A COPY OF WHICH IS ON FILE WITH THE OFFICE OF, AND AVAILABLE UPON WRITTEN REQUEST TO, THE SECRETARY OF THE COMPANY."



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        In the event of any Transfer pursuant to any provision of Section 4, the legend set forth in this Section 5 shall be endorsed on any certificate representing Common Stock so transferred. In addition, the Company may also cause to be imposed upon such certificates such other legends as counsel to the Company shall determine to be required under the provisions of any federal or state securities laws.

        6. ACTION TO ENFORCE. Each Stockholder agrees for himself and his successors in interest that if any amendment to the By-laws of the Company, or any other action requiring the vote or approval of the Stockholders of the Company, is required in order to make permissible or lawful any of the provisions or sales required to be made under this Agreement, then the Shares presently owned by every Stockholder or his successors will be voted in favor of such amendment or action.

        7. PREEMPTIVE RIGHTS. Except in the event of an IPO or a Sales Transaction duly approved by the Company and its stockholders, the Company and the Stockholders agree that each of the Stockholders shall have the preemptive right to subscribe for and purchase their proportionate share of additional Common Stock upon its issuance and sale for cash or otherwise by the Company. Accord ingly, no amendment to the Certificate of Incorporation shall be made with respect thereto unless or until such time as such preemptive rights are modified, waived or altered by: (a) the Company, and (b) all of the Stockholder signatories to this Agreement (or their successors, transferees or assigns). Any Stockholder which declines to subscribe for and purchase additional Common Stock upon its issuance and sale for cash or otherwise by the Company may, upon formal written request of such non-subscribing Stockholder to the Company, require that any additional Common Stock issued and sold for cash or otherwise by the Company be transferred and sold, if at all, at the price established for such Common Stock pursuant to the appraisal process described in Section 4(c)(A)-(C).

        8. REGISTRATION RIGHTS. The Company shall grant the Stockholders certain piggyback registration rights as described in the Registration Rights Agreement attached hereto as Exhibit C and made a part hereof.

        9. BOARD OF DIRECTORS; OFFICERS.

                (a) Beginning the date hereof and ending on the earlier of (x) the date that the AV Stockholders no longer hold of record in the aggregate at least one-half (1/2) of the Shares of the Company that they own collectively as of the date hereof (giving effect to any stock dividend or distribution, or a subdivision, combination, reclassification or other purely capital restructuring change in the Shares, the "Minimum Ownership"), (y) the date that the Company is required to file reports pursuant to Sections 13 or 15(d) of the Securities and Exchange Act of 1934, as amended, and (z) thirty months from the date hereof (the "Board Rights Termination Date"), all of the Stockholders, and any other persons who may become parties hereto, agree, and such Stockholders shall vote all of their Shares and take all such other action to cause and ensure, that the Board of Directors of the Company shall contain a minimum of: two (2) individuals designed exclusively by the SCI Stockholders, which the parties agree shall initially be Kenneth Wruk and Kevin Manley (the "SCI Board Members"), two (2) individuals exclusively designed by the AV Stockholders, which the parties agree shall initially be Alexander Hern and Michael Santer (the "AV Board members"); provided, however, that notwith standing the occurrence of the Board Rights Termination Date due to the expiration of the thirty-month



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period described in clause (z) above, so long as the AV Stockholders retain the
Minimum Ownership of Shares in the Company, all of the Stockholders, and any other persons who may become parties hereto, agree, and such Stockholders shall vote all of their Shares and take all such other action to cause and ensure, that the Board of Directors of the Company shall contain a minimum of one (1) individual designated exclusively by the AV Stockholders.

                (b) Beginning upon the date thirty (30) days after the date hereof, or earlier upon the approval of the majority of the SCI Board Members and the AV Board Members voting as a group, and ending on the Board Rights Termination Date, all of the Stockholders, and any other persons who may become parties hereto, agree, and such Stockholders shall vote all of their Shares and take all such other action to cause and ensure, that the Board of Directors of the Company shall contain, in addition to the SCI Board members and the AV Board members described in Section 9(a) above, three (3) outside directors selected as follows:

                        (i) one "outside" director nominated by the vote of a
                majority of the SCI Board Members, and approved by the majority of the AV Board Members;

                        (ii) one "outside" director nominated by the vote of a
                majority of the AV Board Members, and approved by the majority of the SCI Board Members; and

                        (iii) one "outside" director nominated by the vote of
                the majority of the entire Board of Directors.

                (c) During the term of this Agreement, the Board of Directors may be expanded, subject to conformance with the Company's By-laws and applicable Delaware law, to a nine (9) member Board upon the vote of the majority of the entire Board of Directors, but inclusive of the unanimous vote and approval of all of the SCI Board Members and the AV Board members.

                (d) The parties hereby agree that Ken Wruk shall serve as the Chairman of the initial Board of Directors until the next annual meeting of the stockholders, unless earlier removed in accordance with the By-laws. In addition, in the event that David Tolmie is appointed as the permanent Chief Executive Officer of the Company by approval of a resolution by the Board of Directors, then, upon such appointment, the parties hereto agree that David Tolmie will replace Kevin Manley as one of SCI Stockholders' two exclusive Board appointees.

                (e) The parties further hereby agree that during the term of this Agreement and subject to the terms of any employment agreements that may currently exist or hereafter be executed between the Company and the following individuals, the Company will not terminate from employment Ken Wruk, Kevin Manley, Keith Speer or John Weiss (collectively the "SCI Founders") without cause, except upon the agreement of any three SCI Founders. For the purposes of this sentence only, "cause" shall be defined as a breach of the employee's fiduciary responsibility to the Company as a whole.



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

                (f) The Stockholders hereby agree, to the extent required by applicable Delaware law, to cause the Company's By-laws to reflect at all times during the term of this Agreement, the terms and agreements set forth in this
Section 9, and to take any and all such further actions necessary to make the terms and agreements set forth in this Section 9 legal and enforceable.

        10. SCI STOCKHOLDERS' RIGHT OF PURCHASE.

                (a) Right of Purchase. If a Purchase Event (as defined below) shall occur, then the SCI Stockholders, voting as a group, shall have the right to purchase all, but not less than all, of the Shares (except any Investment Shares, as described below) then held by the AV Stockholders in the aggregate for a purchase price of One and 00/100 Dollar ($1.00) in the aggregate (the "Right of Purchase"); provided, however, that the Right of Purchase shall not apply to any Investment Shares held by any of the AV Stockholders, such Investment Shares not being subject to this Agreement. For purposes of this
Section 10, the following event shall constitute a "Purchase Event": except for a delay caused in whole or in part by the SCI Stockholders, Superhighway Consulting, Inc. or their representatives or agents (and, in such case, then only to the extent of such delay) and as otherwise provided in the Note Agreement, the Company shall not have closed on a minimum of Six Million Dollars and No/100 ($6,000,000.00) in aggregate gross proceeds through a private placement of equity securities or otherwise (the "Offering"), at a price determined based upon a valuation of the Company of at least Twenty Million Dollars ($20,000,000) on or before April 15, 1999 or as such date shall otherwise be extended by the AV Group (the "Closing Date"), but in no event later than April 30, 1999; provided, however, that (A) the Company shall have acted in good faith and used its best efforts to close such Offering on or prior to the scheduled Closing Date and in the event that the Company has not proceeded in good faith or used its best efforts or has otherwise caused the delay of the Offering, the SCI Stockholders' Right of Purchase shall not apply;
(B) the $1,000,000 bridge loan made by Alexander Hern ("Hern") to Superhighway Consulting, Inc. and evidenced by that certain Note Agreement of Superhighway Consulting, Inc. dated as of December 28, 1998, may be converted by Hern into such number of shares of Series A Preferred Stock issued pursuant to the Offering and, therefore, counted towards the $6,000,000 minimum contemplated above, but Hern may not acquire additional amounts in excess of $1,000,000 through the Offering; and (C) the AV Group shall separately pay the "necessary expenses" to operate the Company until such Closing Date, which amount shall be repaid from the proceeds of the Offering. For the purposes of this paragraph, "necessary expenses" shall be defined as expenses related to payroll and other expenses which, if remaining unpaid until the Closing Date, would have a material adverse impact on the Company.

                (b) Terms of Offer. Upon the occurrence of the Purchase Event set forth in subsection (a) of this Section 10, the SCI Stockholders, together or individually (collectively, the "Offeror SCI Stockholder") may notify each of the AV Stockholders (the "Offeree AV Stockholders") of any of the Offeror SCI Stockholders' desire to Purchase all, but not less than all, of the Shares then held by the AV Stockholders (but not including any Investment Shares then held by any of such AV Stockholders) (the "Purchase Shares"). The notice, delivered in accordance with requirements for notice set out in this Agreement, shall contain such commercially reasonable terms as the Offeror SCI Stockholder(s) shall desire (the "Notice"). Upon receipt of the Notice, the Offeree AV Stockholders shall have a reasonable period of time in which to tender the Purchase Shares held by such Offeree AV



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

Stockholders and upon such tender, the Offeree SCI Stockholder(s) shall immediately deliver the purchase price.

        11. TAKE ALONG. Except for a Sales Transaction contemplated under the provisions of Section 2 hereof which shall be exclusively governed by such
Section 2 and not this Section 11, if at any time any or all of the SCI Stockholders (for purposes of this Section 11, the "Take-Along Holder(s)") decide (and are permitted pursuant to Section 4 hereof) to sell any or all of their Shares in a Sale Transaction or Transfer (as such terms are defined herein), or in a series of related Sales Transactions or Transfers, to a third party, the AV Stockholders shall have the right to sell the same proportionate amount of their Shares on the same terms and conditions, including, but not limited to, the purchase price and payment terms, as those on which the Take-Along Holder(s) are selling their Shares to such third party.

        12. GENERAL PROVISIONS.

                (a) Notices. Whenever notice is provided for in this Agreement, it shall be given in writing and hand delivered or mailed by registered or certified mail, return receipt requested, to the party or parties to whom addressed at the addresses set forth on the signature page of this Agreement. Any party may change the address to which notice shall be delivered or mailed by giving written notice to the Company of such other address.

                (b) Governing Law and Amendments. This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law. This Agreement may only be modified by a writing signed by all parties hereto.

                (c) Benefits. This Agreement shall insure to the benefit of, and be binding upon, the parties hereto and respective heirs, beneficiaries, legal representatives, successors and assigns (including successive as well as immediate successors to and assigns of said parties).

                (d) Definitions. For the purposes of this Agreement, transfers in connection with a merger, reorganization, stock split or reverse stock split, which affect an exchange or conversion of the Company's capital stock, are not barred by this Agreement. Further, the Shares of the Company presently owned by each Stockholder shall be deemed to include such Shares of stock (common or preferred) of the Company as are hereafter acquired by him, whether such acquisition is by way of purchase, stock dividend, exchange or any other manner whatsoever. Further, for the purposes of this agreement, the term "the Company" shall mean the Delaware corporation presently known as "WP Holding, Inc.," whether or not such name be changed in the future, and wherever appropriate in this Agreement, shall mean any past, present or future subsidiary corporation which is a party to a merger or a consolidation with the Company, and/or acquires all of the Shares of capital stock of the Company, and/or all or any part of the assets of said Company other than in the ordinary course of business of said Company.

                (e) Separate Counsel. The parties acknowledge that Alexander Hern and Riverson Leonard of the AV Stockholders group have been represented in this transaction by Greenberg Traurig, P.A., and that each of the other Stockholders hereto and the Company has not been represented by Greenberg Traurig, and that each of the other Stockholders and the Company has been advised that it is important for each of them to seek separate legal advice and representation in this matter.

        13. TERM. This Agreement shall terminate upon the earliest to occur of
(i) the voluntary written agreement by all of the Stockholders of the Company who are, at that time, bound by the terms of this Agreement; (ii) the dissolution, bankruptcy or receivership of the Company; (iii) a Sales Trans action that is duly approved by the Company and in accordance with the terms hereof; or (iv) there is a public offering of the capital stock of the Company as set forth in Section 3 hereof or a private placement under Section 4(2) of the Securities Act of 1933, either of which generates trading in the Shares on an established securities market or permits the Shares to be readily tradable on a secondary market. Upon termination of this Agreement, the Stockholders shall surrender to the Company their stock certificates and the Company shall issue to them an equal number of Shares without the legend set forth in this Agreement.

        14. ENTIRE AGREEMENT. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement, including without limitation, that certain term sheet concerning a Founders' Agreement with Acquisition Ventures Group and Superhighway Consulting, Inc. dated December 28, 1998 attached as Exhibit B to the Note Agreement.

        15. ARBITRATION. If at any time during the term of this Agreement any dispute, difference or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference or disagreement shall be settled by arbitration in accordance with the prevailing rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

        16. PARAGRAPH HEADINGS. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

        17. GENDER. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates, is appropriate.

        18. PRESUMPTION. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

        19. FURTHER ACTION. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

        20. PARTIES IN INTEREST. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

        21. ATTORNEYS' FEES. In the event of suit or other legal proceeding, including mediation or arbitration, to enforce the terms of this Agreement, the substantially prevailing party shall be entitled to collect from the substantially nonprevailing party its reasonable attorneys' fees, reasonable expenses and court costs, which shall include any appellate proceeding.

        22. SEVERABILITY. In the event that any of the provisions of this Agreement, or portions thereof, are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby.

        23. EXECUTION IN COUNTERPARTS. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

        24. SUBSEQUENT STOCKHOLDERS TO BECOME BOUND. Any person or entity not an original signatory hereto who purchases or otherwise receives Shares from a Stockholder party hereto shall be bound by all of the terms and provisions of, and shall be entitled to all of the benefits and privileges of, this Agreement. Before any person or entity not a party to this Agreement, including any person or entity to whom transfers of Shares may be made hereunder, may be entitled to be a Stockholder of the Company, such person or entity shall be required first to execute and deliver to the Company an agreement, in substantially the form of Exhibit B, pursuant to which such person or entity agrees to be bound by all of the terms and conditions of this Agreement (as it may have then been amended) thereby becoming a Stockholder and failure of any such person or entity so to do shall preclude such person or entity from becoming a Stockholder of the company.

        IN WITNESS WHEREOF, the Stockholders and the Company have caused this Founders' Agreement to be executed on and as of the above-noted date.

                                            COMPANY:

                                            WP HOLDING, INC,
                                            A DELAWARE CORPORATION


                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________

Signatures, Continued:

                                            STOCKHOLDERS:
SCI STOCKHOLDERS:

                                            ____________________________________
(Witness)                                   KENNETH WRUK, Individually
                                            Address:


                                            ____________________________________
(Witness)                                   KEVIN MANLEY, Individually
                                            Address:



                                            ____________________________________
(Witness)                                   KEITH SPEER, Individually
                                            Address:



                                            ____________________________________
(Witness)                                   JOHN WEISS, Individually
                                            Address:



                                            ____________________________________
(Witness)                                   JACK GOLDBERG, Individually
                                            Address:

                                            ____________________________________
(Witness)                                   HARVEY MORRIS, Individually
                                            Address:



                                            ____________________________________
(Witness)                                   BARBARA FISHER, Individually
                                            Address:

Signatures, Continued:

AV STOCKHOLDERS:


                                            ____________________________________
(Witness)                                   ALEXANDER F. HERN, Individually
                                            Address:



                                            ____________________________________
(Witness)                                   RIVERSON LEONARD, Individually
                                            Address:



                                            ____________________________________
(Witness)                                   DAVID TOLMIE, Individually
                                            Address:



                                            ____________________________________
(Witness)                                   BRYAN KENNEDY, Individually
                                            Address:



                                            ____________________________________
(Witness)                                   MIKE SANTER, Individually
                                            Address:

                                   SCHEDULE A

                        STOCKHOLDERS OF WP HOLDING, INC.



                                                         NUMBER OF                PERCENTAGE
  NAME OF STOCKHOLDER                                   SHARES OWNED               INTEREST
1.  SCI GROUP:
  a.  Kenneth Wruk                                    5,494,832 Shares              21.98%
  b.  Kevin Manley                                    5,494,832 Shares              21.98%
  c.  Keith Speer                                     3,722,306 Shares              14.89%
  d.  John Weiss                                      3,722,306 Shares              14.89%
  e.  Jack Goldberg                                     236,336 Shares               0.95%
  f.  Harvey Morris                                     236,336 Shares               0.95%
  g.  Barbara Fisher                                    236,336 Shares               0.95%
2.  AV GROUP:
  a.  Alexander F. Hern                               1,470,000 Shares               5.88%
  b.  Riverson Leonard                                  390,000 Shares               1.56%
  c.  David Tolmie                                      200,000 Shares               0.80%
  d.  Bryan Kennedy                                   1,470,000 Shares               5.88%
  e.  Mike Santer                                     1,470,000 Shares               5.88%

                                    EXHIBIT A

                            RETURNS ANALYSIS SCHEDULE


                          (ATTACHED SEPARATELY HERETO)

                                    EXHIBIT B

                            FORM OF BINDING AGREEMENT


I,___________________________, the undersigned, do hereby agree to all of the restrictions, terms and conditions of, and intend to be legally bound by, that certain WP HOLDING, INC. FOUNDERS' AGREEMENT, dated as of March __, 1999 (the "Founders' Agreement") and hereby authorize and direct the WP Holding, Inc., or any successor or assign (collectively, the "Company") thereby, to place a corresponding legend to that effect on all shares of Capital Stock of the Company owned by me, directly or indirectly, and covered by the Founders' Agreement.

Dated:______________






________________________________

________________________________
[Print Name]

                                    EXHIBIT C

                          REGISTRATION RIGHTS AGREEMENT


                          (ATTACHED SEPARATELY HERETO)